EXHIBIT 5.1

            [LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRIOSN]


                                                November 20, 2001



Paragon Trade Brands
180 Technology Parkway
Norcross, Georgia 30092

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Paragon Trade Brands, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), which relates to an aggregate 1,421,222 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company to be issued pursuant to the Paragon Trade Brands, Inc. Stock Option Plan and the Paragon Trade Brands, Inc. Stock Option Plan for Non-Employee Directors (collectively, the "Plans"), we have been requested by the Company to render this opinion as to the legality of the Shares.

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                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement, (2) the Plans, (3) the Certificate of Incorporation and the By-laws of the Company, each as amended to date, and (4) all such corporate records of the Company and all such other documents as we have considered necessary in order to form a basis for the opinion hereinafter expressed.

                  In our examination of documents, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the aforesaid documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company and of public authorities.

                  Based on the foregoing, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized for issuance and that such Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Plans, will be validly issued, fully paid and nonassessable.

                  Our opinion expressed above is limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the judicial decisions interpreting these laws. Our opinion is also rendered only with respect to the laws and the rules, regulations and orders thereunder, which are currently in effect. Please be

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advised that no member of this firm is admitted to practice in the State of
Delaware. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.


                                        Very truly yours,


                          /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                              PAUL, WEISS, RIFKIND, WHARTON & GARRISON